Exhibit 99.1

December 20, 2018: 4:30 pm EST

Air Industries Group Completes Sale of Welding Metallurgy Inc. to CPI Aerostructures

Transaction reduces debt and re-focuses Air Industries on Core Competencies

Hauppauge, NY -- (Globe Newswire) – December 20, 2018 – Air Industries Group (NYSE AMEX: AIRI) Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that it has completed the sale of its Welding Metallurgy subsidiary to CPI Aerostructures, Inc.

Mr. Lou Melluzzo, CEO, of Air Industries commented: “The sale of Welding Metallurgy represents a capstone in our 2018 objectives for Air Industries Group. We began the year with a plan to simplify our operations and focus on our core competencies, the machining and assembly of complex components for the Aerospace industry. To accomplish this we divested Welding Metallurgy, and consolidated two of our Long Island sites reducing costs, increasing efficiency. The sale has reduced bank debt by roughly twenty five percent. In the coming months, we will also be consolidating our corporate office into our Bay Shore facility, further reducing overhead. All these efforts, most now complete, will enhance our performance and profitability.

“We wish CPI the best of luck with the acquisition of Welding Metallurgy.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com